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                                                                 Exhibit 23(d)44

                                                              (Active Bond Fund)


                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                      DECLARATION MANAGEMENT & RESEARCH LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY


                       SUB-INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of the 1st day of October, 2003, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), Declaration Management & Research LLC, a Delaware limited liability company ("DMR"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

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     WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and DMR are engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Series is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Series offers shares in several classes, one of which is designated as the Active Bond Fund, (together with all other classes established by the Series, the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Series has retained JHLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of April 12, 1988 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the Active Bond Fund;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.    APPOINTMENT OF SUB-MANAGER
     (a) Subject Fund. DMR is hereby appointed and DMR hereby accepts the appointment to act as an investment adviser and manager to the Active Bond Fund (the "Subject Fund"), effective October 1, 2003, for the period and on the terms herein set forth, for the compensation herein provided.
     (b) Independent Contractor. DMR shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.
     (c) DMR Representations. DMR represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO of any change in the identity of the personnel who manage the Subject Assets,
(iii) that it has adopted a code of ethics complying with the requirements of
Section 17(j) and Rule 17j-1 under the 1940 Act and has and will provide true and complete copies of such code to the Trust and to JHLICO, and has and will adopt procedures designed to prevent violations of any such code.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES
     DMR will provide for the Subject Fund's assets as may be designated to it by JHLICO from time to time (the "Subject Assets") a continuing and suitable investment

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program consistent with the investment policies, objectives and restrictions of the Subject Fund, as furnished to DMR by JHLICO in writing from time to time. DMR will manage the investment and reinvestment of the Subject Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Series, JHLICO and, as in effect from time to time, the provisions of the Series' Declaration of Trust, Bylaws, prospectus, statement of additional information (all as furnished to DMR by JHLICO in writing from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, all as delivered to DMR in writing by JHLICO or the Series from time to time). In the event that, in addition to DMR, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that DMR will not be held responsible for such other investment advisers' or sub-managers' actions or omissions including, without limitation, compliance with policies and limitations applicable to the Subject Fund.

     DMR will have investment discretion with respect to the Subject Assets and will, at its own expense:

          (a) upon request, advise the Series in connection with investment decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Assets and furnish the Series with research, economic and statistical data in connection with investments and investment policies for the Subject Assets;
          (b) submit such reports relating to the valuation of the Subject Assets as the Series' Board of Trustees may reasonably request;
          (c) place orders for purchases and sales of portfolio investments for the Subject Assets;
          (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets;
          (e) maintain and preserve the records relating to its activities hereunder, including those records required by the 1940 Act to be maintained by it and preserved by the Series, to the extent not maintained by the Series' custodian, transfer agent or JHLICO;
          (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, and a daily summary sufficient to verify trade data received by the custodian from third parties for each transaction effected for the Subject Assets;
          (g) as soon as practicable following the end of each calendar month, provide JHLICO with written information on all transactions effected for the Subject Assets during the month, a summary listing all Subject Assets investments held in the Subject Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and
          (h) subject to its receipt of all necessary voting materials, in its discretion, as it deems advisable in the best interests of the Subject Fund, vote any or all proxies with respect to the Subject Assets in accordance with DMR's proxy voting policy as most recently provided to JHLICO.

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     The Series and JHLICO will provide timely information to DMR regarding such matters as purchases and redemptions of shares in the Subject Assets and the cash requirements of, and cash available for investment in, the Subject Assets, and all information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for DMR to perform its responsibilities hereunder. On its own initiative, DMR will apprise JHLICO and the Series of important developments materially affecting the Subject Assets and will furnish JHLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose.

     DMR will not consult with any unaffiliated sub-manager to the Subject Assets or to any other Fund of the Trust concerning transactions of the Subject Assets in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

3.   ALLOCATION OF EXPENSES
     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees, without limitation, to assume the expense of:
     (a) brokerage commissions for transactions in the portfolio investments of the Subject Assets and similar fees, charges and expenses incurred in connection with the acquisition, disposition, lending or borrowing of such portfolio investments;
     (b) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and
     (c) interest payable on the Series' borrowings. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES
     For all of the services rendered as herein provided, JHLICO shall pay to DMR a fee (for payment of which the Series shall have no obligation or liability) based on the Current Net Assets of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. The fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to such Portfolio accrued to termination shall be paid promptly following such termination.

     "Current Net Assets" of the Subject Fund for purposes of computing the amount of advisory fee accrued for any day shall mean the net assets of the Subject Assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

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5.   PORTFOLIO TRANSACTIONS
     In connection with the investment and reinvestment of the assets of the Subject Fund, DMR is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use its best efforts to obtain best execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. DMR shall maintain records reasonably adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, DMR shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to DMR, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. DMR shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

     The fees payable to DMR by JHLICO hereunder shall be reduced by any tender offer solicitation fees or similar payments received by DMR, in connection with the tender of investments of any Subject Assets (less direct expenses incurred by DMR in connection with obtaining such fees or payments), to the extent not otherwise paid or credited to the Subject Assets.

6.   INFORMATION, RECORDS, AND CONFIDENTIALITY
     The Series shall own and control all records maintained hereunder by DMR on the Series' behalf and, in the event of termination of this Agreement with respect to the Subject Fund for any reason, all records (or true and complete copies thereof) relating to that Portfolio shall be promptly returned to the Series, free from any claim or retention of rights by DMR. DMR also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Series. DMR further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2 and to supply all information in its possession or reasonably available to it, requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

     DMR shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only (i) to John Hancock Life Insurance Company, or to any other person or entity that directly or indirectly owns all or substantially all of the Sub-Manager's capital stock; (ii) if the Series or JHLICO has authorized such disclosure, or (iii) if such disclosure is expressly required by applicable federal or state regulatory authorities or court proceedings.

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     DMR shall supply the Board of Trustees and officers of the Series and
JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to it.

7.   LIABILITY; STANDARD OF CARE.
     No provision of this Agreement shall be deemed to protect DMR or JHLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement, as applicable. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of his duties or the reckless disregard of his obligations and duties. DMR shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement (provided that copies of any applicable investment restrictions imposed by state insurance laws and regulations shall be furnished to DMR by JHLICO); shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Series' Declaration of Trust, Bylaws, prospectus and statement of additional information, all as furnished to DMR by JHLICO in writing from time to time; shall manage the Subject Assets (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act in its management of the Subject Assets in the best interests of the Series, subject however to its duties to other clients as described in Section 9 below; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, DMR shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.
     (a) Duration. This Agreement shall become effective on the date set forth in Section 1(a) hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect thereafter so long as such continuance is approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Subject Fund, and (ii) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval. Any approval of this Agreement by the holders of a majority of the outstanding shares of the Subject Fund shall be effective to continue this Agreement notwithstanding that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and

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"interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Series pursuant to a vote of the trustees of the Series or a vote of a majority of the outstanding shares of the Subject Fund, which termination shall be effective immediately upon delivery of notice thereof to DMR and JHLICO. This Agreement may be terminated by DMR on at least sixty days' prior written notice to the Series and JHLICO, or by JHLICO on at least sixty days' prior written notice to the Series and DMR. Transactions already entered into by DMR but not yet settled at the time of any such termination shall settle for the account of the Series.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE
     The services of DMR to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of DMR and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     Nothing in this Agreement shall limit or restrict DMR or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own accounts; provided, however, that no such person shall purchase securities from or sell securities to the Subject Fund except as permitted under applicable laws and regulations, including without limitation the 1940 Act and the Investment Advisers Act of 1940, and the rules and regulations thereunder. The Series acknowledges that DMR and its officers, affiliates and employees, and its and their other clients, may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of under this Agreement. DMR shall have no obligation to acquire for the Subject Fund a position in any investment which the DMR, its officers, affiliates or employees may acquire for their own accounts or for the accounts of another client, if in the sole discretion of DMR it is not feasible or desirable to do so.

10.  AVOIDANCE OF INCONSISTENT POSITION
     In connection with the purchase and sale of portfolio securities of the Subject Assets, DMR and its directors, officers and employees will not act as principal or agent or receive any commission, except as may be permitted under applicable laws and regulations and the policies and procedures of the Series in effect from time to time. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Assets with those for other accounts

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managed by DMR or its affiliates, if orders are allocated in a manner deemed equitable by DMR among the accounts and at a price approximately averaged.

11.  ENTIRE AGREEMENT, AMENDMENT
     This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties with respect to the subject matter hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by a duly authorized officer of the party or parties intending to be bound thereby. No amendment of this Agreement shall be effective until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of the Subject Fund, and (b) by vote of a majority of those Trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY
     It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

13.  GOVERNING LAW
     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

14.  NOTICES
     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission (provided that any notice delivered by facsimile shall be followed promptly by a duplicate notice delivered by another permitted method of delivery), by hand or by commercial overnight delivery service, addressed as follows:

     SUB-MANAGER:                       Declaration Management & Research LLC
                                        1650 Tysons Boulevard, Suite 1100,
                                        McLean, VA 22102
                                        Attention: President
                                        Fax #: 703-749-8256

     JHLICO:                            John Hancock Life Insurance Company
                                        200 Clarendon Street
                                        P.O. Box 111
                                        Boston, MA 02117
                                        Attention: Raymond F. Skiba
                                        Fax #: 617-375-4835

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     SERIES:                            John Hancock Variable Series Trust I
                                        200 Clarendon Street
                                        P.O. Box 111
                                        Boston, MA 02117
                                        Attention: Raymond F. Skiba
                                        Fax #: 617-375-4835

5.   ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

                                        JOHN HANCOCK VARIABLE SERIES TRUST I


                                        By:  /s/ Michele G. Van Leer
                                             Chairman and CEO


                                        JOHN HANCOCK LIFE INSURANCE COMPANY


                                        By:  /s/ Michele G. Van Leer
                                             Senior Vice President


                                        DECLARATION MANAGEMENT & RESEARCH LLC


                                        By:  /s/ William P. Callan, Jr.
                                             President


                                   SCHEDULE I

                                      FEES
                                      ----

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Active Bond Fund

   Current Net Assets Under Management                   Sub-Advisory Fee
-------------------------------------------      -------------------------------

On the first $100 million of Subject Assets      15 basis points (0.15%) per
                                                 annum

On the next $150 million of Subject Assets       12.5 basis points (0.125%) per
                                                 annum

On Subject Assets over $250 million              10 basis points (0.10%) per
                                                 annum